As filed with the Securities and Exchange Commission on May 14, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0468020
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Long Ridge Road

P.O. Box 1600

Stamford, Connecticut 06904-1600

(203) 968-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Samuel K. Lee, Esq.

Assistant Secretary

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

STAMFORD, CONNECTICUT 06904-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

LizabethAnn R. Eisen, Esq.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Debt Securities		(1) (2)
Convertible Debt Securities
Preferred Stock, par value $1.00 per share
Convertible Preferred Stock, par value $1.00 per share
Common Stock, par value $1.00 per share
Warrants to purchase Debt Securities
Warrants to purchase Preferred Stock
Warrants to purchase Common Stock
Depositary Shares
Securities Purchase Contracts
Securities Purchase Units

(1)	An indeterminate principal amount or number of debt securities, preferred stock, common stock, warrants to purchase debt securities, preferred stock and common stock, stock purchase contracts, stock purchase units and depositary shares as may be issued in the event Xerox Corporation elects to offer fractional interests in preferred stock as may from time to time be issued at indeterminate prices are being registered hereby. Pursuant to Rule 457(p), we are offsetting the filing fee with $32,360 of filing fees which are associated with $400,000,000 of securities which remain unsold and were registered on Registration Statement No. 333-111623 (as originally filed by Xerox Corporation on December 30, 2003). Any additional registration fees are deferred in accordance with Rules 456(b) and 457(r).
(2)	Also includes such indeterminate principal amounts or number of debt securities, preferred stock or common stock as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, warrants, or convertible or exchangeable debt securities, stock purchase contracts or stock purchase units or preferred stock that provides for exercise or conversion into or purchase of such securities of Xerox Corporation. Separate consideration may or may not be received for any debt securities or any shares of preferred stock or common stock so issued upon conversion, exchange or redemption.

Prospectus

XEROX CORPORATION

Debt Securities

Convertible Debt Securities

Preferred Stock

Convertible Preferred Stock

Common Stock

Warrants to Purchase Debt Securities, Preferred Stock, Common Stock

Depositary Shares

Securities Purchase Contracts

Securities Purchase Units

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “XRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2007.

XEROX CORPORATION

Xerox Corporation is a $15.9 billion technology and services enterprise and a leader in the global document market. We develop, manufacture, market, service and finance a complete range of document equipment, software, solutions and services. We operate in over 160 countries worldwide. We sell our products and solutions directly to customers through our worldwide sales force and through a network of independent agents, dealers, value-added resellers and systems integrators.

Xerox is a New York corporation and our principal executive offices are located at 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904-1600. Our telephone number is (203) 968-3000.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of Xerox for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	3.09	2.38	2.34	2.39	2.26	1.48	1.14
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	3.09	2.06	2.18	2.08	1.99	1.35	1.05

(1)	Refer to Exhibit 12 to each of our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 for the computation of these ratios.

THE SECURITIES WE MAY OFFER

This prospectus is part of a shelf registration statement. Under the shelf registration statement, we may offer from time to time any of the following securities, either separately or in units:

•	debt securities;

•	convertible debt securities;

•	preferred stock;

•	convertible preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	depositary shares;

•	securities purchase contracts; and

•	securities purchase units.

USE OF PROCEEDS

Unless we state differently in a prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES

AND CONVERTIBLE DEBT SECURITIES

We may offer unsecured general obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” We also may offer convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our Senior Indebtedness (as described below). The subordinated debt securities will be effectively subordinated to creditors (including trade creditors) and our preferred stockholders and those of our subsidiaries.

The senior debt securities may be issued under the Indenture dated June 25, 2003 between us and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Bank Minnesota, National Association), as from time to time supplemented, or may be issued under a senior indenture to be entered into between us and the trustee named in the prospectus supplement. The subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the prospectus supplement. We have summarized certain general features of the debt securities from the indenture. A Form of each of a senior indenture and a subordinated indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following summary is of certain provisions of the Form of senior indenture and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture and the provisions of the Trust Indenture Act of 1939 (the “TIA”), as amended. If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the Form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive Form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Xerox, the trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Events of Default, Notice and Waiver

The following events are defined in the indenture as “Events of Default” with respect to a series of debt securities:

(1) the failure to pay interest on debt securities of such series when the same becomes due and payable and the default continues for a continuous period of 30 days;

(2) the failure to pay the principal on debt securities of such series, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including, when applicable to a series of debt securities, the failure to make a payment to purchase debt securities of such series tendered pursuant to a Change of Control Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); or

(4) certain events of bankruptcy affecting Xerox or any of its Significant Subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (4) above with respect to Xerox) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of the affected series under the indenture may declare the principal of and accrued interest on all the debt securities of such series under the indenture to be due and payable by notice in writing to Xerox and the trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (4) above with respect to Xerox occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture will provide that, at any time after a declaration of acceleration with respect to a series of debt securities as described in the preceding paragraph, the holders of a majority in principal amount of debt securities of such series under the indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if Xerox has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the debt securities of the affected series under the indenture may waive any existing Default or Event of Default under such series, and its consequences, except a default in the payment of the principal of or interest on any debt securities of such series.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of any affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, Xerox is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

Xerox may, at its option and at any time, elect to have its obligations discharged with respect to any series of the outstanding debt securities (“Legal Defeasance”). Such Legal Defeasance means that Xerox shall be deemed to have paid and discharged the entire indebtedness represented by such series of outstanding debt securities, except for:

(1) the rights of holders of such series to receive payments in respect of the principal of, premium, if any, and interest on such series of debt securities when such payments are due from the trust fund referred to below;

(2) Xerox’s obligations with respect to such series of debt securities concerning issuing temporary debt securities, issuing debt securities to replace mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the trustee and Xerox’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Xerox may, at its option and at any time, elect to have its obligations released with respect to certain covenants (other than, among others, the covenant to make payments in respect of the principal, premium, if any, and interest on the debt securities) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the applicable series of the debt securities. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the debt securities. We may exercise our Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) We must irrevocably deposit with the trustee, in trust for the benefit of the holders of the applicable series of debt securities, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a)	Xerox has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the applicable holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Xerox shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the applicable holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which Xerox or any of its Subsidiaries is a party or by which Xerox or any of its Subsidiaries is bound;

(6) Xerox shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by Xerox with the intent of preferring the holders over any other creditors of Xerox or with the intent of defeating, hindering, delaying or defrauding any other creditors of Xerox or others;

(7) Xerox shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all debt securities not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Xerox.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the applicable debt securities, as expressly provided for in the indenture) as to all outstanding debt securities of any series under the indenture when:

(1) either:

(a)	all the debt securities of such series theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by Xerox and thereafter repaid to Xerox or discharged from such trust) have been delivered to the trustee for cancellation; or

(b)	all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable within one year or as a result of a mailing of a notice of redemption and

Xerox has irrevocably deposited or caused to be deposited with the trustee cash or non-callable U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on such debt securities to the date of deposit together with irrevocable instructions from Xerox directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Xerox has paid all other sums payable under the indenture in respect of such debt securities by Xerox; and

(3) Xerox has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture in respect of such debt securities have been complied with.

Modification of the Indenture

From time to time, Xerox and the trustee, without the consent of the holders of debt securities of any series, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, complying with the covenant described under “—Provisions Applicable Only to Senior Debt Securities—Covenants—Merger, Consolidation and Sale of Assets,” complying with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the indenture under the TIA and making any change that does not adversely affect the rights of any holder of such debt securities in any material respect. Other modifications and amendments of the indenture as it applies to a series of debt securities may be made with the consent of the holders of a majority in principal amount of the then outstanding debt securities of such series, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of debt securities whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any debt securities;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any debt securities, or change the date on which any debt securities may be subject to redemption or reduce the redemption price therefor;

(4) make any debt securities payable in money other than that stated in the debt securities;

(5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such debt securities on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of debt securities to waive Defaults or Events of Default;

(6) modify or change any provision of the indenture or the related definitions affecting the ranking of the debt securities in a manner which adversely affects the holders.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes).

Convertibility

Debt securities may be convertible into or exchangeable for our common stock or preferred stock. The prospectus supplement will describe the terms of any conversion rights.

Provisions Applicable Only To Senior Debt Securities

Ranking

The senior debt securities will be unsecured obligations, and will rank pari passu with all other unsecured and unsubordinated debt of the issuer.

Covenants

Set forth below are summaries of certain covenants contained in the indenture.

Limitation on Liens. Xerox will not create or suffer to exist, or permit any of its Specified Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Specified Subsidiaries to assign, any right to receive income, in each case to secure any Indebtedness (other than Indebtedness described in clauses (5) and (8) of the definition of “Indebtedness” herein) without making effective provision whereby all of the debt securities (together with, Xerox shall so determine, any other Indebtedness of Xerox or such Specified Subsidiary then existing or thereafter created which is not subordinate to the debt securities) shall be equally and ratably secured with the Indebtedness secured by such security (provided that any Lien created for the benefit of the holders of the debt securities pursuant to this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default shall then be continuing); provided, however, that Xerox or its Specified Subsidiaries may create or suffer to exist any Lien or preferential arrangement of any kind in, of or upon any of the properties or assets of Xerox or its Specified Subsidiaries to secure Indebtedness if upon creation of such Lien or arrangement and after giving effect thereto, the aggregate principal amount of Indebtedness secured by Liens would not exceed the greater of (i) $2.0 billion and (ii) 20% of the Consolidated Net Worth of Xerox; and provided, further, that the foregoing restrictions or limitations shall not apply to any of the following:

(1) deposits, liens or pledges arising in the ordinary course of business to enable Xerox or any of its Specified Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

(2) Liens imposed by law or other similar Liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such Liens;

(3) Liens arising out of judgments or awards against Xerox or any of its Specified Subsidiaries in an aggregate amount not to exceed at any time outstanding under this clause (3) the greater of (a) 15% of the Consolidated Net Worth of Xerox or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which Xerox or such Specified Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or Liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

(4) Liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of Xerox or any Specified Subsidiary owning such property;

(5) Liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

(6) Liens existing on December 1, 1991;

(7) purchase money liens or security interests in property acquired or held by Xerox or any Specified Subsidiary in the ordinary course of business to secure the purchase price thereof or Indebtedness incurred to finance the acquisition thereof;

(8) Liens existing on property at the time of its acquisition;

(9) the rights of Xerox Credit Corporation relating to a certain reserve account established pursuant to an operating agreement dated as of November 1, 1980, between Xerox and Xerox Credit Corporation;

(10) the replacement, extension or renewal of any of the foregoing; and

(11) Liens on any assets of any Specified Subsidiary of up to $500.0 million incurred since December 1, 1991 in connection with the sale or assignment of assets of such Specified Subsidiary for cash where the proceeds are applied to repayment of Indebtedness of such Specified Subsidiary and/or invested by such Specified Subsidiary in assets which would be reflected as receivables on the balance sheet of such Specified Subsidiary.

In addition, if after January 17, 2002 any Capital Markets Debt of Xerox or any Restricted Subsidiary becomes secured by a Lien pursuant to any provision similar to the covenant in the immediately preceding paragraph, then, for so long as such Capital Markets Debt of Xerox is secured by such Lien (and provided that any Lien created for the benefit of the holders of the debt securities pursuant to this sentence shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in the imposition of the Lien hereunder):

(1) in the case of a Lien securing Subordinated Indebtedness, the debt securities shall be secured by a Lien on the same property as such Lien that is senior in priority to such Lien; and

(2) in all other cases, the debt securities shall be equally and ratably secured by a Lien on the same property as such Lien.

Merger, Consolidation and Sale of Assets. Xerox will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Xerox to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all Xerox’s assets (determined on a consolidated basis for Xerox and Xerox’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a)	Xerox shall be the surviving or continuing corporation; or

(b)	the Person (if other than Xerox) formed by such consolidation or into which Xerox is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Xerox and of Xerox’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in Form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the debt securities and the performance of every covenant of the debt securities and the indenture on the part of Xerox to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default shall have occurred or be continuing; and

(3) Xerox or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties or assets of one or more Restricted Subsidiaries of Xerox, the Capital Stock of which constitutes all or substantially all the properties and assets of Xerox, shall be deemed to be the transfer of all or substantially all the properties and assets of Xerox.

The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all the assets of Xerox in accordance with the foregoing, in which Xerox is not the continuing corporation, the successor Person formed by such consolidation or into which Xerox is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Xerox under the indenture and the debt securities with the same effect as if such surviving entity had been named as such.

Notwithstanding the foregoing, Xerox need not comply with clause (2) of the first paragraph of this covenant in connection with (x) a sale assignment, transfer, conveyance or other disposition of assets between or among Xerox and any of its Wholly Owned Restricted Subsidiaries or (y) any merger of Xerox with or into any Wholly Owned Restricted Subsidiary or (z) a merger by Xerox with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Xerox in another jurisdiction.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capital Markets Debt” means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Securities Act or outside the United States pursuant to Regulation S of the Securities Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Securities Act.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on January 17, 2002 or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Worth” means, at any time, as to a given entity (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding Capital Stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative transaction adjustments, (iii) any unappropriated surplus reserves, (iv) any net unrealized appreciation of equity investment, and (v) minorities’ interests in equity of subsidiaries, less (b) treasury stock, plus (c) in the case of Xerox, $600.0 million.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an Asset Sale or Change of Control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an Asset Sale or Change of Control) on or prior to the final maturity date of the applicable debt securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days);

(5) all indebtedness for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit supporting obligations not for money borrowed entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured;

(8) all indebtedness under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person or any Preferred Stock of such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the Form of additional Indebtedness and the payment of dividends in the Form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof.

“Issue Date” means the date of original issuance of debt securities.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Specified Subsidiary” means any Subsidiary of Xerox from time to time having a Consolidated Net Worth Amount of at least $100.0 million; provided, however, that each of Xerox Financial Services, Inc., Xerox Credit Corporation and any other Subsidiary principally engaged in any business or businesses other than development, manufacture and/or marketing of (x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services) shall be excluded as a “Specified Subsidiary” of Xerox.

“Subordinated Indebtedness” means Indebtedness of Xerox that is subordinated or junior in right of payment to the debt securities.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” of any Person means:

(1) the Subsidiary to be so designated has total assets of $1,000 or less or any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Xerox or any other Subsidiary of Xerox that is not a Subsidiary of the Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Xerox or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Provisions Applicable Only To Subordinated Debt Securities

The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future “Senior Indebtedness.” Senior Indebtedness means, without duplication, the principal, premium (if any) and unpaid interest on all present and future:

•	indebtedness of Xerox for borrowed money,

•	obligations of Xerox evidenced by bonds, debentures, notes or similar instruments,

•	all obligations of Xerox under:

(a)	interest rate swaps, caps, collars, options and similar arrangements,

(b)	any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and

(c)	credit swaps, caps, floors, collars and similar arrangements,

•

indebtedness incurred, assumed or guaranteed by Xerox in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles),

•	obligations of Xerox as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

•

reimbursement obligations of Xerox in respect of letters of credit relating to indebtedness or other obligations of Xerox that qualify as indebtedness or obligations of the kind referred to in the first five bullet points above, and

•

obligations of Xerox under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the first six bullet points above.

Subordinated debt securities will not be subordinated to any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation or pursuant to which it is outstanding provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Other provisions applicable to subordinated debt securities will be described in a prospectus supplement.

DESCRIPTION OF THE PREFERRED STOCK AND

CONVERTIBLE PREFERRED STOCK

Xerox Preferred Stock

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our Restated Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock (the “Certificate of Amendment”), which will be filed with the SEC at or prior to the time of issuance of such series of the preferred stock. We may also offer convertible preferred stock. As of the date of this prospectus, we are authorized to issue up to 22,043,067 shares of cumulative preferred stock, par value $1.00 per share.

Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the distinctive serial designation for any such series; and

•	determine the number of shares in any such series.

The Board of Directors is authorized to determine, for each series of preferred stock, and the applicable prospectus supplement will set forth with respect to such series, the following information:

•	the dividend rate (or method for determining the rate);

•	any liquidation preference per share of that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock in addition to those specified in our Restated Certificate of Incorporation; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Except as set forth below, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock (including cumulative dividends still owing, if any) have been or contemporaneously are declared and a sum sufficient to pay such dividends has been set apart or has been paid. When those dividends are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, in accordance with the sums that would be payable on those shares if all dividends were declared and paid in full. In addition, generally, unless all dividends on the preferred stock have been declared and a sum sufficient to pay such dividends has been set apart or has been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock.

The Indentures, dated as of January 17, 2002 (pursuant to which our 9- 3/4% Senior Notes due 2009 were issued), June 25, 2003 (pursuant to which our 7- 1/8% Senior Notes due 2010 and 7- 5/8% Senior Notes due 2013 were issued) and August 10, 2004 (pursuant to which our 6- 7/8 % Senior Notes due 2011 were issued) (the “Senior Note Indentures”), contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the Senior Note Indentures, respectively.

Convertibility

Shares of preferred stock may be convertible or exchangeable into another series of our preferred stock, our common stock, or other securities. The Certificate of Amendment and the prospectus supplement relating to each series of convertible preferred stock, if any, will describe those conversion rights.

Redemption And Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of common stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

Voting

Except as indicated below or in the prospectus supplement, the holders of preferred stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of preferred stock is in default, whether or not consecutive, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of such a default, any holder of preferred stock may request that we call a special meeting of the holders of preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of preferred stock can call a meeting. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of such series will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

The vote of the holders of two-thirds of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Restated Certificate of Incorporation or any Certificate of Amendment or our By-Laws which would adversely affect the rights, preferences, privileges or voting power of the preferred stock or any holder thereof.

Miscellaneous

The holders of preferred stock will have no preemptive rights. All our issued and outstanding preferred stock is fully paid and non-assessable. The shares of preferred stock offered, when issued, will also be fully paid and nonassessable. Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the preferred stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the preferred stock. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indenture and other transactions we may enter into.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our Restated Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Restated Certificate of Incorporation and our Shareholder Rights Plan, referred to below, which have been filed with the SEC and are incorporated by reference into this prospectus.

As of the date of this prospectus, we are authorized to issue up to 1,750,000,000 shares of common stock, $1.00 par value per share (the “common stock”). As of March 31, 2007, 937,346,141 shares of common stock were outstanding. Also, as of such date, there were 165,857,269 shares of common stock authorized, but reserved for issuance and 634,219,190 shares of common stock authorized and available for issue or reserve.

General

Dividend Rights and Restrictions

Holders of our common stock are entitled to dividends as and when declared by the Board of Directors out of the net assets legally available therefor. All shares of common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of our common stock under our Restated Certificate of Incorporation or By-Laws, provided all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, have been paid or provided for, and subject further to the restrictions referred to below.

The Senior Note Indentures contain covenants that restrict our ability to pay dividends on common stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein).

Voting Rights

Each share of common stock is entitled to one vote per share, subject, to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two members of the Board of Directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock may be required to authorize certain corporate action.

Liquidation Rights

Holders of our common stock are entitled to receive our net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of the Company, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of our common stock do not possess preemptive rights or subscription rights as to any additional issues of any class of the capital stock or any of our other securities.

Liability To Further Calls Or Assessments

All our issued and outstanding common stock is fully paid and non-assessable. The shares of common stock offered, when issued, will be also fully paid and non-assessable.

Transfer Agent

Our common stock is listed and traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX” and is also traded on the Boston, Cincinnati, Pacific Coast, Philadelphia and

Switzerland exchanges. The transfer agent for the common stock is Computershare Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010, (800) 828-6396, or reachable, via email at website www.computershare.com.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Xerox may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a Form of debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

(a) the title of the debt warrants;

(b) the initial offering price;

(c) the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

(d) the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e) the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

(f) the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g) the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

(h) if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

(i) the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

(j) if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

(k) whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(l) anti-dilution provisions of the debt warrants, if any;

(m) redemption or call provisions, if any, applicable to the debt warrants; and

(n) any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a Form of equity warrant certificate representing the equity warrants, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

(a) the title of the equity warrants;

(b) the initial offering price;

(c) the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

(d) the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e) the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

(f) the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

(g) if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

(h) the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

(i) if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

(j) anti-dilution provisions of the equity warrants, if any;

(k) redemption or call provisions, if any, applicable to the equity warrants; and

(l) any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or, (b) our debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) our debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

The Senior Note Indentures contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the Senior Note Indentures.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement that (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Xerox, any underwriting discounts and other items constituting underwriters’ compensation, and public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the Form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the Form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

We may enter into derivative or other hedging transactions with financial institutions. These institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities, other than our common stock issued hereunder, may be new issues of securities with no established trading market. Any underwriters, or agents to or through whom such securities are sold for public offering and sale, may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

The broker dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Xerox Corporation (the “Company”) has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over approximately the next three years, sell any combination of the securities described in this prospectus in one or more offerings. References to “we,” “our,” or “us” refer to Xerox Corporation and consolidated subsidiaries unless the context specifically requires otherwise.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of the documents.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents By Reference.”

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-4471. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed:

1. Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 16, 2007;

2. Quarterly Report on Form 10-Q for quarter ended March 31, 2007, filed with the SEC on April 27, 2007;

3. Current Reports on Form 8-K dated February 22, 2007 (filed February 26, 2007), April 1, 2007 (filed April 2, 2007), April 2, 2007 (filed April 5, 2007), April 30, 2007 and May 10, 2007;

4. Description of Xerox’s common stock, contained in Amendment No. 5 to Form 8-A filed with the SEC on February 8, 2000.

You may request a copy of any filing referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Xerox at the following address or telephone number:

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

Stamford, CT 06904-1600

(203) 968-3000

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon for Xerox by Samuel K. Lee. Cahill Gordon & Reindel LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution.

All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Xerox Corporation (the “Registrant”). The following is an itemized statement of these expenses (all amounts are estimated):

Registration Fee		$ (1)
Printing expenses		400,000
Legal fees and expenses
Accounting fees and expenses		300,000
Trustee fees and expenses (including counsel fees)		100,000
Rating agency fees		240,000
Miscellaneous		100,000

Total	$

(1)	To be determined. The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and 457(r) except for $32,360 that has already been paid in connection with $400,000,000 of securities that remain unsold and were registered on Registration Statement No. 333-111623 (as originally filed by Xerox Corporation on December 30, 2003).

Item 15.	Indemnification Of Directors And Officers.

The Registrant, a New York corporation, is empowered by Sections 721-726 of the New York Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation or By-laws.

The Registrant’s Certificate of Incorporation does not contain indemnification provisions. Article VIII of the By-laws of Registrant requires the Registrant to indemnify any person made or threatened to be made a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of any other Corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or serves or served such other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the company shall have given its prior approval thereto.

Item 16.	Exhibits.

(1)(a)	—	Form of Underwriting Agreement, incorporated by reference to Exhibit (1)(e) to Xerox Corporation’s Current Report on Form 8-K dated August 18, 2006.

(1)(b)	—	Form of Selling Agency Agreement, incorporated by reference to Exhibit (1)(b) to Xerox Corporation’s Current Report on Form 8-K dated March 10, 1992.

(4)(a)(1)	—	Restated Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on November 7, 2003, as amended by Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New York on August 19, 2004. Incorporated by reference to Exhibit 3(a) to Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2004.

(4)(a)(2)	—	By-Laws of Xerox Corporation, as amended through December 10, 2003. Incorporated by reference to Exhibit 4(a)(2) to Registrant’s Registration Statement No. 333-111623.

(4)(b)(1)	—	Indenture dated June 25, 2003, between Xerox Corporation and Wells Fargo Bank Minnesota, National Association, as Trustee (the “June 25, 2003 Indenture”), incorporated by reference to Exhibit 4.1 to Xerox Corporation’s Current Report on Form 8-K dated June 25, 2003.

(4)(b)(2)	—	Form of Sixth Supplemental Indenture to the June 25, 2003 Indenture.*

(4)(b)(3)	—	Form of Indenture relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Xerox’s Board of Directors incorporated by reference to Exhibit 4(a) to Xerox Corporation’s Registration Statement No. 333-13179.

(4)(b)(4)	—	Form of Indenture relating to unlimited amounts of subordinated and/or convertible debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Xerox’s Board of Directors incorporated by reference to Exhibit 4(e) to Xerox Corporation’s Registration Statement No. 33-54629. The Form of Indenture is hereby modified, effective as of April 22, 2003, by deleting all references therein to “Citibank, N.A.”, “July 15, 1994” and any specific day, month and/or year and substituting therefor blank spaces.

(4)(c)	—	A form of debt security will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(d)(1)	—	A form of Warrant Agreement will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(d)(2)	—	Form of Warrant Certificate (included in Exhibit (4)(d)(1)).

(4)(e)(1)	—	A form of Deposit Agreement will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(e)(2)	—	Form of Depositary Receipt (included in Exhibit (4)(e)(1)).

(4)(f)	—	A form of Securities Purchase Contract will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(g)	—	A form of Securities Purchase Unit will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(h)	—	A Certificate of Designation relating each series of preferred stock will be filed with the Department of State of New York and will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(5)(a)	—	Opinion of Samuel K. Lee as to the legality of the Securities and certain other legal matters.*

(12)	—	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Xerox Corporation, incorporated by reference to Exhibit 12 to Xerox Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and to Exhibit 12 to Xerox Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

(23)(a)(1)	—	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*

(23)(b)(1)	—	Consent of Samuel K. Lee (see Exhibit 5(a)).

(24)(a)	—	Certified Resolutions of the Board of Directors of Xerox Corporation.*

(24)(b)	—	Powers of Attorney for Xerox Corporation.*

(25)	—	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.*

*	Filed herewith

Item 17.	UNDERTAKINGS.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 14th day of May, 2007.

XEROX CORPORATION
By:	/s/ ANNE M. MULCAHY*
Anne M. Mulcahy Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of May, 2007.

Name	Capacities

/s/ ANNE M. MULCAHY* Anne M. Mulcahy	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE A. ZIMMERMAN* Lawrence A. Zimmerman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ GARY R. KABURECK* Gary R. Kabureck	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ GLENN A. BRITT* Glenn A. Britt	Director

/s/ URSULA M. BURNS* Ursula M. Burns	Director

/s/ RICHARD J. HARRINGTON* Richard J. Harrington	Director

/s/ WILLIAM CURT HUNTER* William Curt Hunter	Director

/s/ VERNON E. JORDAN, JR.* Vernon E. Jordan, Jr.	Director

/s/ HILMAR KOPPER* Hilmar Kopper	Director

/s/ RALPH S. LARSEN* Ralph S. Larsen	Director

/s/ ROBERT A. MCDONALD* Robert A. McDonald	Director

Name	Capacities

/s/ N. J. NICHOLAS, JR.* N. J. Nicholas, Jr.	Director

/s/ ANN N. REESE* Ann N. Reese	Director

/s/ MARY AGNES WILDEROTTER* Mary Agnes Wilderotter	Director

*By:	/s/ SAMUEL K. LEE
Samuel K. Lee Attorney in Fact